EXHIBIT 10.2
USEC Inc.
2006 Supplemental Executive Retirement Plan
Effective April 24, 2006

Table of Contents

USEC Inc. 2006 Supplemental Executive Retirement Plan		1

ARTICLE I INTRODUCTION		1
1.1	Establishment	1
1.2	Purpose	1
1.3	Avoidance of Section 409A Penalties	1

ARTICLE II DEFINITIONS		1
2.1	“Accrued Benefit”	1
2.2	“Actuarial Equivalent”	1
2.3	“Administrative Committee” or “Committee”	1
2.4	“Annuity”	1
2.5	“Beneficiary”	2
2.6	“Benefit Commencement Date”	2
2.7	“Board”	2
2.8	“Cause”	2
2.9	“Claim”	2
2.10	“Claimant”	2
2.11	“Code”	3
2.12	“Compensation Committee”	3
2.13	“Confidential Information”	3
2.14	“Death Benefit”	3
2.15	“Disability”	3
2.16	“Effective Date”	3
2.17	“Employer”	3
2.18	“ERISA”	3
2.19	“Final Average Pay”	3
2.20	“Final Benefit Objective”	3
2.21	“Indemnified Persons”	4
2.22	“Joint and Survivor Annuity”	4
2.23	“Member”	4
2.24	“Months of Service”	4
2.25	“Normal Retirement Date”	4
2.26	“Offset”	4
2.27	“Other Plan” or “Other Plans”	4
2.28	“Pay”	4
2.29	“Plan”	4
2.30	“Plan Year”	4
2.31	“Qualified Plan”	4
2.32	“Related Company”	5
2.33	“Restoration Plan”	5
2.34	“Retirement Benefit”	5
2.35	“Section 409A”	5
2.36	“Section 409A Penalties”	5
2.37	“Single Life Annuity”	5
2.38	“Sponsor”	5

2.39	“Termination of Employment”	5
2.40	“Year of Service”	5

ARTICLE III MEMBERSHIP		5
3.1	Membership	5
3.2	Commencement of Membership	5
3.3	Resumption of Membership	5
3.4	Cessation of Membership Following a Change in Status	5
3.5	Conditions of Membership	6

ARTICLE IV VESTING		7
4.1	Generally	7
4.2	Vesting	7
4.3	Unvested Accrued Benefit Forfeited	7
4.4	Accelerated Vesting	7

ARTICLE V DETERMINATION, DISTRIBUTION AND FORFEITURE OF ACCRUED BENEFIT		8
5.1	Generally	8
5.2	Accrued Benefit	8
5.3	Final Benefit Objective	8
5.4	Offset	9
5.5	Retirement Benefit	9
5.6	Lump Sum Death Benefit	10
5.7	Forfeiture of Accrued Benefit	10
5.8	Facility of Payment	11
5.9	Designation or Change of Beneficiary	11

ARTICLE VI AMENDMENT AND TERMINATION OF THE PLAN		11
6.1	Sponsor’s Right to Amend or Terminate the Plan	11
6.2	Restriction on Amendments	12
6.3	Distribution upon Termination	12

ARTICLE VII PLAN ADMINISTRATION		12
7.1	Authority and Responsibility of the Sponsor	12
7.2	Composition and Responsibility of the Administrative Committee	12
7.3	Powers of the Administrative Committee	12
7.4	Administrative Committee Expenses	13
7.5	Information to be Supplied by Employer and Members; Notice	13
7.6	Claims Procedures	13
7.7	Determinations of the Administrative Committee	15
7.8	Right to Settle Claims	15
7.9	Indemnification	15

ARTICLE VIII MISCELLANEOUS		15
8.1	Action of the Compensation Committee	15
8.2	Adoption by a Related Company	15
8.3	Establishment of Trust	16

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8.4	Unfunded Obligation	16
8.5	Taxes	16
8.6	No Employment Guarantee	16
8.7	No Rights Under Plan Except as Set Forth Herein	16
8.8	Benefits Under Plan Not Taken into Account for Other Benefits	17
8.9	Nonalienability	17
8.10	Entire Agreement	17
8.11	Gender and Number	17
8.12	Headings	17
8.13	Governing Law	17
8.14	Severability	17

Schedule A		A-1

Schedule B		B-1

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USEC Inc.
2006 Supplemental Executive Retirement Plan
ARTICLE I
INTRODUCTION
     1.1 Establishment. USEC Inc. (the “Sponsor” and an “Employer” hereunder) hereby establishes the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “Plan”) effective as of April 24, 2006 (the “Effective Date”).
     1.2 Purpose. The purpose of the Plan is to attract qualified individuals to serve as, retain the services of, and provide rewards and incentives to a certain select group of management or highly compensated employees of the Employer (as the Employer may designate from time to time) through the provision of supplemental retirement benefits. The Employer intends to maintain the Plan as an unfunded, nonqualified defined benefit pension plan for a select group of management or highly compensated employees within the meaning of the “top hat plan” provisions of ERISA set forth within ERISA Sections 201(2), 301(a)(3), and 401(a)(1).
     1.3 Avoidance of Section 409A Penalties. The Employer intends for the Plan, as described herein and as may be subsequently amended from time to time, to be written, construed and operated in a manner such that no amounts deferred under the Plan become subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) (the “Gross Income Inclusion”) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (the “Interest and Additional Taxes” and together, with the Gross Income Inclusion referred to herein as the “Section 409A Penalties”). Notwithstanding any other provision of this Plan, acceleration of payment of Accrued Benefits or any other action (including amendment or termination of the Plan) shall be permitted and effective only to the extent such would not result in amounts deferred under the Plan becoming subject to the Section 409A Penalties.
ARTICLE II
DEFINITIONS
     2.1 “Accrued Benefit” has the meaning set forth in Section 5.2.
     2.2 “Actuarial Equivalent” means the value of a benefit that is equivalent to the value of another specified benefit, as determined by an actuary selected by the Committee. Such equivalent value shall be determined using the unisex Retired Pensioners Mortality Table (RP-2000) without projection for mortality improvements and an interest rate equal to the sum of (i) the average of the Moody’s Aa daily bond rate in effect as of the end of each calendar month for the twelve month period ending with the rate that is in effect as of the end of the calendar month that precedes the month that contains the Benefit Commencement Date by two (2) months plus (ii) 75 basis points.
     2.3 “Administrative Committee” or “Committee” means the Compensation Committee or such other person, entity or committee appointed by the Compensation Committee to administer the Plan.
     2.4 “Annuity” has the meaning set forth in Section 5.5.

     2.5 “Beneficiary” means the person or persons designated by a Member or otherwise entitled to receive any undistributed vested Accrued Benefits upon the death of the Member as designated or provided in Section 5.9.
     2.6 “Benefit Commencement Date” means, with respect to a Member, the first of the month coincident with or next following the later of (i) the date on which the Member attains age 55 or (ii) the date the Member incurs a Termination of Employment, except as otherwise may be set forth on Schedule B.
     2.7 “Board” means the Board of Directors of the Sponsor.
     2.8 “Cause” means a reasonable determination by the Employer that the Member has:
     (a) engaged in willful misconduct that is injurious or detrimental to the Employer or its affiliates,
     (b) embezzled or misappropriated funds or property of the Employer or its affiliates, or been convicted of a felony or has entered a plea of guilty or nolo contendere to a felony,
     (c) been prohibited by order of or as a result of a decision by any tribunal or administrative agency from continuing to serve the Employer in the same capacity as the Member served before such order,
     (d) willfully failed to cooperate with a government investigation,
     (e) materially violated the Employer’s code of conduct or conflict of interest policy,
     (f) lost his or her security clearance, or
     (g) willfully failed or refused to substantially perform the duties reasonably assigned by the Employer or appropriate with the position, in a manner reasonably consistent with prior practice, for a reason other than the Member’s death, Disability or, if applicable, termination by the Member for Good Reason (as such term is defined in any employment or change of control agreement entered into by the Member and the Employer);
provided, however, that the term “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Member has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to the position. A Member’s failure to cure (to the extent then curable) any act, error or omission within ten (10) days after receiving written notice from the Employer of such act, error or omission shall cause such act, error or omission to be deemed to be willful. If the Member has entered into an employment or change in control agreement with the Employer, for purposes of the Plan “Cause” shall nonetheless be determined under the definition set forth above even where inconsistent with the definition set forth within such agreement.
     2.9 “Claim” has the meaning set forth in Section 7.6.
     2.10 “Claimant” has the meaning set forth in Section 7.6.

     2.11 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent Internal Revenue Code. References to any section of the Code shall be deemed to include similar sections of the Code as renumbered or amended.
     2.12 “Compensation Committee” means the compensation committee of the Board or, if at any time there shall cease to be a compensation committee of the Board, the Board or such other committee of the Board as may be designated by the Board at such time.
     2.13 “Confidential Information” has the meaning set forth in Section 3.5.
     2.14 “Death Benefit” has the meaning set forth in Section 5.6.
     2.15 “Disability” means a Member’s total physical or mental inability, resulting from bodily injury or disease, to perform any work for compensation or profit in any occupation for which such Member is reasonably qualified by reason of training, education or ability, and which is adjudged to be permanent and continuous during the remainder of the Member’s life as determined by the Committee on the basis of evidence satisfactory to it. “Disability” shall not include any bodily injury or disease incurred or suffered as the result of addiction to narcotic drugs, an intentionally self-inflicted injury, or engaging in a criminal (whether misdemeanor or felonious) act.
     2.16 “Effective Date” has the meaning set forth in Section 1.1.
     2.17 “Employer” means the Sponsor and any Related Company that, pursuant to Section 8.2 and with the consent of the Board, adopts the Plan. With respect to any individual, the term Employer means that individual’s direct employer. Where used herein, the singular term “Employer” shall be deemed to include the plural if applicable.
     2.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. References to any section of ERISA shall be deemed to include similar sections of ERISA as renumbered or amended.
     2.19 “Final Average Pay” means the average monthly amount determined by dividing the Member’s total Pay during the thirty-six (36) consecutive calendar months immediately preceding the month of the Member’s Termination of Employment, by thirty-six (36). Notwithstanding the foregoing, in the event that the Member’s Employer withdraws from the Plan (as set forth in Section 8.2) prior to the date of the Member’s Termination of Employment, “Final Average Pay” means the average monthly amount determined by dividing the Member’s total Pay during the thirty-six (36) consecutive calendar months immediately preceding the date that the Member’s Employer withdraws from the Plan, by thirty-six (36). Notwithstanding anything herein to the contrary, under no circumstances will the term Final Average Pay include more than three (3) short term annual bonuses. In the event that more than three (3) short term annual bonuses are paid to a Member during the thirty-six (36) consecutive calendar month period immediately preceding the month of the Member’s Termination of Employment, only the final three (3) short term annual bonuses paid will be counted for purposes of determining the Member’s Final Average Pay.
     2.20 “Final Benefit Objective” has the meaning set forth in Section 5.3.

     2.21 “Indemnified Persons” has the meaning set forth in Section 7.9.
     2.22 “Joint and Survivor Annuity” means a monthly annuity payable for the life of the Member with a survivor annuity for the life of the Member’s Beneficiary (if such Beneficiary survives beyond the date of the Member’s death) that is fifty percent (50%) of the monthly amount payable to the Member during the joint lifetimes of the Member and such Beneficiary. The Member may not change the Beneficiary under the Joint and Survivor Annuity at any time after the Member elects the Joint and Survivor Annuity pursuant to Section 5.5(b).
     2.23 “Member” has the meaning set forth in Section 3.1.
     2.24 “Months of Service” means, at any given time, a Member’s number of full months of employment with the Employer, measured from the Member’s date of hire and each one month anniversary of the Member’s date of hire.
     2.25 “Normal Retirement Date” means the first day of the month coincident with or next following the date upon which the Member attains age sixty-two (62).
     2.26 “Offset” has the meaning set forth in Section 5.4.
     2.27 “Other Plan” or “Other Plans” has the meaning set forth in Section 5.4.
     2.28 “Pay” means, with respect to any period of time, the sum of the total annual base salary plus any short term annual bonuses paid during the applicable period of time, whether such short term annual bonuses are paid in the form of cash or in grants of restricted common stock of USEC Inc. under the USEC Inc. Annual Incentive Program (which, under the USEC Inc. Annual Incentive Program, generally vests one year after the date of grant), without reduction for the amounts, if any, by which the Member’s annual base salary is reduced during the applicable period of time by reason of a salary reduction election under:
(a) any other nonqualified deferred compensation plan,
(b) any plan under Code Section 401(k), or
(c) any cafeteria plan described in Code Section 125
that the Employer may elect to maintain. Except as otherwise provided in this Section, Pay shall not include any reimbursed expenses, cash or benefits (including benefits paid under any deferred compensation plan) or any additional cash compensation or compensation payable in a medium other than cash. Pay shall not include any amount of cash or equity paid or granted as part of any long term incentive plan or program that USEC Inc. in its sole discretion may elect to maintain from time to time.
     2.29 “Plan” means the USEC Inc. 2006 Supplemental Executive Retirement Plan, as set forth herein and as may be amended from time to time.
     2.30 “Plan Year” means the calendar year.
     2.31 “Qualified Plan” means the Employees’ Retirement Plan of USEC Inc., as amended from time to time and any successor thereto that is a defined benefit pension plan.

     2.32 “Related Company” means any corporation or entity that is a member of a controlled group of corporations that includes the Sponsor (as determined under Code Section 414(b)) or that would be considered a single employer with the Sponsor (as determined under Code Section 414(c)).
     2.33 “Restoration Plan” means the USEC Inc. Pension Restoration Plan, as amended from time to time.
     2.34 “Retirement Benefit” has the meaning set forth in Section 5.5.
     2.35 “Section 409A” means Code Section 409A together with any and all regulations, rulings and other applicable guidance issued under Code Section 409A.
     2.36 “Section 409A Penalties” has the meaning set forth in Section 1.3.
     2.37 “Single Life Annuity” means an annuity providing equal monthly payments for the lifetime of the Member with no survivor benefits.
     2.38 “Sponsor” means USEC Inc., or any successor entity by merger, consolidation, purchase or otherwise, unless such successor entity elects not to adopt the Plan.
     2.39 “Termination of Employment” means a Member’s “separation from service” (within the meaning of Section 409A) with the Employer and all Related Companies for any reason including, without limitation, resignation, discharge, retirement or death. The transfer of a Member’s employment from the Employer to a Related Company or from one Related Company to another Related Company shall not constitute a Termination of Employment.
     2.40 “Year of Service” means twelve (12) Months of Service.
ARTICLE III
MEMBERSHIP
     3.1 Membership. The Members shall be those key management employees, officers or highly compensated employees of the Employer selected on an individual basis from time to time in the sole discretion of the Compensation Committee, based on such criteria as the Compensation Committee deems appropriate, as Members eligible to participate in the Plan. Members shall be listed on Schedule A.
     3.2 Commencement of Membership. Each individual designated a Member will become a Member hereunder on the date specified in the designation or, if none, the date as of which such individual is so designated.
     3.3 Resumption of Membership. If a Member ceases to be a Member for any reason, the individual shall resume active membership hereunder as a Member on the date as of which such individual is re-designated as a Member pursuant to Section 3.1.
     3.4 Cessation of Membership Following a Change in Status.
     (a) Notwithstanding anything herein to the contrary, if a former Member continues in the employ of the Employer or a Related Company but ceases to be a

Member, such individual’s Final Average Pay shall not include any Pay after such individual ceases to be a Member.
     (b) Subject to the foregoing provisions of this Section, an individual shall continue to be a Member in the Plan until the Member’s entire Accrued Benefit has been distributed or forfeited in accordance with the provisions of Article V.
     3.5 Conditions of Membership. As a condition precedent to membership in this Plan and ongoing condition to accruing and receiving benefits under the Plan, each Member must execute (and not subsequently rescind) a written agreement with the Employer (i) agreeing to comply with the provisions, conditions and restrictions of this Section and (ii) acknowledging that any failure to comply with the provisions, conditions and restrictions of this Section, in the sole discretion of the Committee, will result in the forfeiture and repayment of all of the Member’s benefits under the Plan as set forth in Section 5.7(b) whether or not such benefits are vested pursuant to the provisions of Article IV. The Employer may require the Member to execute an updated agreement from time to time. The provisions, conditions and restrictions of this Section are as follows:
     (a) Confidentiality. The Member expressly acknowledges and agrees that by virtue of his or her employment with the Employer, the Member will have access to and will use in the course of the Member’s duties certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Employer and its affiliates (“Confidential Information”) and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Employer, all of which is the exclusive property of the Employer. Accordingly, the Member will not at any time during or after the Member’s employment with the Employer disclose or use for the Member’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Employer and any of its affiliates, any Confidential Information, provided that the foregoing shall not apply to information that is not unique to the Employer or any of its affiliates or that is generally known to the industry or public other than as a result of the Member’s breach of this covenant. The Member agrees that upon termination of employment with the Employer for any reason, the Member will immediately return to the Employer all Confidential Information and all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Employer and its affiliates, except that the Member may retain personal notes, notebooks and diaries. The Member further agrees that the Member will not retain or use for the Member’s account or for any other person or entity at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Employer or any of its affiliates.
     (b) Non-Solicitation and Non-Competition. The Member expressly agrees that the Member shall not, at any time during the period of Membership under the Plan and for a period of two years thereafter, (a) engage or become interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Employer or any of its affiliated companies during the period of Membership under the Plan or as of the date of the Member’s Termination of Employment, as applicable or (b) recruit, solicit for employment, hire or engage any employee or consultant of the Employer or any person who was an employee or consultant of the Employer within two (2) years prior to the Member’s date of Termination of Employment.
     (c) The Member acknowledges and agrees that these provisions are necessary for the Employer’s protection and are not unreasonable, because the Member would be able to obtain employment with companies whose businesses are not competitive with those of the Employer and its affiliated companies and would be able to recruit and hire personnel other than employees of the Employer. The duration and the scope of these restrictions on the Member’s activities are divisible, so that if any provision of this Section is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.
ARTICLE IV
VESTING
     4.1 Generally. Unless otherwise provided when designated a Member and explicitly set forth in Schedule B hereto, a Member’s vesting in the Member’s Accrued Benefit shall be determined under this Article.
     4.2 Vesting. Each Member’s Accrued Benefit shall be 100% vested upon the Member’s attaining five (5) Years of Service.
     4.3 Unvested Accrued Benefit Forfeited. No Months of Service or Years of Service shall be credited after the earlier of (a) a Member’s Termination of Employment, (b) the date an individual ceases to be a Member, (c) the date that the Member’s Employer withdraws from the Plan (as set forth in Section 8.2) or (d) the date of a Member’s violation of the conditions to Membership set forth in Section 3.5 and any portion of the Member’s Accrued Benefit that is then unvested shall be forfeited.
     4.4 Accelerated Vesting. Notwithstanding the provisions of Section 4.2, 4.3 or any other provision herein to the contrary, a Member’s Accrued Benefit shall be 100% vested upon the occurrence of one of the following:
     (a) On Change in Control. In the event that a Member has an employment agreement or change in control agreement with the Employer and the Member’s Termination of Employment is under circumstances entitling him or her to severance benefits that would not otherwise be payable absent a change in control as defined in such agreement, the Member’s Accrued Benefit shall be 100% vested.
     (b) On Death or Disability. In the event that a Member’s Termination of Employment is due to the Member’s death or Disability, the Member’s Accrued Benefit shall be 100% vested.

ARTICLE V
DETERMINATION, DISTRIBUTION AND FORFEITURE OF ACCRUED BENEFIT
     5.1 Generally. Unless explicitly set forth in Schedule B at the time an individual becomes a Member, a Member’s Accrued Benefit and Final Benefit Objective under the Plan and the time and form of payment of the Member’s Accrued Benefit shall be determined under this Article.
     5.2 Accrued Benefit. A Member’s “Accrued Benefit” as of the Member’s Benefit Commencement Date means the Member’s Final Benefit Objective (as defined in Section 5.3 below) as of that date reduced by the Actuarial Equivalent (determined as of the applicable Benefit Commencement Date using the factors specified in Section 2.2 except that the interest rate shall be 6%) of the Member’s Offset (such Offset determined in the first instance as of the Member’s Normal Retirement Date as described in Section 5.4 below) as of that date.
     5.3 Final Benefit Objective. A Member’s “Final Benefit Objective” is determined in accordance with this Section 5.3.
     (a) On or After Normal Retirement Date. For purposes of determining the amount of a Member’s Retirement Benefit payable on a Benefit Commencement Date that is on or after the Member’s Normal Retirement Date, a Member’s Final Benefit Objective shall accrue at the rate of five twenty-fourths of one percent (5/24ths of 1%) of Final Average Pay per Month of Service, up to a maximum of two-hundred forty (240) Months of Service.
     (b) Before Normal Retirement Date. For purposes of determining the amount of a Member’s Retirement Benefit payable on a Member’s Benefit Commencement Date where the Member’s Termination of Employment is prior to the Member’s Normal Retirement Date, a Member’s Final Benefit Objective is first determined under subparagraph (a) above, then subsequently reduced by one-half of one percent (0.5%) for each full month that the Member’s Benefit Commencement Date precedes the Member’s Normal Retirement Date.
     For example, assume that a Member is exactly 58 years old and has exactly ten (10) Years of Service at the time he or she incurs a Termination of Employment. The Member’s Final Benefit Objective is 25% under subsection (a) above (which would be the Member’s Final Benefit Objective if the Member’s Termination of Employment had been on or after his or her Normal Retirement Date). Because the Member’s Benefit Commencement Date precedes his or her Normal Retirement Date (age 62) by exactly four (4) years, the Member’s Final Benefit Objective is reduced by 24% (48 months x 0.5% reduction per month). Thus, the Final Benefit Objective for this Member is 19% (25% x 24% = 6% reduction), which would then be used with Sections 5.2 and 5.4 to determine the Member’s Accrued Benefit that is payable as of his or her Benefit Commencement Date (which in this case would be the first of the month coincident with or after the Member’s Termination of Employment).
     (c) Freeze of Final Benefit Objective. A Member’s Final Benefit Objective determined under subparagraphs (a) and (b) above shall not increase after the earliest of

(i) the date of a Member’s Termination of Employment or (ii) the date that the Member’s Employer withdraws from the Plan (as set forth in Section 8.2).
     (d) Change in Control. Notwithstanding the provisions of subparagraphs (a), (b) or (c) above, in the event that a Member has an employment agreement or change in control agreement with the Employer and the Member’s Termination of Employment occurs under circumstances entitling him or her to severance benefits that would not otherwise be payable absent a change in control as defined in such agreement, the Member’s Final Benefit Objective shall be no less than 10% of Final Average Pay.
     (e) Death or Disability. Notwithstanding the provisions of subparagraphs (a), (b) or (c) above, in the event that a Member’s Termination of Employment is due to the Member’s death or Disability, the Member’s Final Benefit Objective shall be no less than 10% of Final Average Pay.
     5.4 Offset. A Member’s Final Benefit Objective otherwise payable shall be reduced as of the Member’s Normal Retirement Date as described in this Section 5.4, with the aggregate amount of the reduction under this Section as of the Member’s Normal Retirement Date referred to herein as the Member’s “Offset”. First, the total amount payable under each of the:
     (a) Qualified Plan,
     (b) Restoration Plan, and
     (c) “Primary insurance amount” payable to the Member under the Social Security Act,
(each, an “Other Plan” and collectively referred to herein as the “Other Plans”) shall be determined as of the Member’s full-benefit retirement age under the applicable Other Plan. Second, such total amount payable under each of the Other Plans shall be converted (separately for each Other Plan) into the Single Life Annuity commencing on the Member’s Normal Retirement Date that is the Actuarial Equivalent (using the factors specified in Section 2.2 except that the interest rate shall be 6%) of such total amount payable. The aggregate monthly amount payable to the Member under each such Single Life Annuity commencing at the Member’s Normal Retirement Date shall be the Member’s Offset as of his or her Normal Retirement Date.
     5.5 Retirement Benefit. A Member whose Accrued Benefit is 100% vested and who has a Termination of Employment other than on account of death shall be entitled to a benefit under the Plan (the “Retirement Benefit”), payable on the Member’s Benefit Commencement Date at the time and form provided in this Section 5.5.
     (a) Lump Sum. If the Member so elects within the first 30 days after the date such individual initially becomes a Member in accordance with Section 3.2 (or at such other time that the Administrative Committee may determine such election could be made without resulting in amounts deferred under the Plan becoming subject to the Section 409A Penalties) or if no such election is made by the Member, the Retirement Benefit will be paid in the form of a single lump sum that, as of the Member’s Benefit Commencement Date, is the Actuarial Equivalent of a Single Life Annuity with a monthly payment equal to the Member’s vested Accrued Benefit as of the Benefit Commencement Date.
     (b) Annuity. If the Member so elects within the first 30 days after the date such individual initially becomes a Member in accordance with Section 3.2 (or at such other time that the Administrative Committee may determine such election could be made without resulting in amounts deferred under the Plan becoming subject to the Section 409A Penalties), the Retirement Benefit will be paid in the form of a series of substantially equal periodic payments, payable monthly, for the life of the Member and, if applicable, the Member’s Beneficiary (an “Annuity”). Monthly payments under such Annuity may be, as elected by the Member, (i) the monthly amount payable under a Single Life Annuity with a monthly payment equal to the Member’s vested Accrued Benefit as of the Benefit Commencement Date or (ii) the monthly payment under the Joint and Survivor Annuity that is the Actuarial Equivalent (determined using the factors provided in Section 2.2) of the monthly payment under the Single Life Annuity. The election as to payment under the Single Life Annuity or Joint and Survivor Annuity shall be made by the Member at such time prior to the Benefit Commencement Date and manner as may be required by the Administrative Committee.
Notwithstanding the foregoing, where necessary to avoid Section 409A Penalties a Member’s Retirement Benefit shall not be payable on the Member’s Benefit Commencement Date and instead shall be payable as soon as practicable on the later date that is the earlier of (i) the date of the Member’s death (and thereafter paid to the Member’s Beneficiary in accordance with Section 5.6) or (ii) the date that is six months after the date of the Member’s Termination of Employment.
     5.6 Lump Sum Death Benefit. Where a Member whose Accrued Benefit is 100% vested and who has not otherwise commenced to receive any other benefits under the Plan has a Termination of Employment due to the Member’s death, the Member’s Beneficiary shall be entitled to a benefit under the Plan (the “Death Benefit”), payable as soon as practicable after the Member’s death. The amount of the Death Benefit is equal to a single lump sum that is the Actuarial Equivalent of the Member’s Retirement Benefit that would have been payable to the Member under Section 5.5(a) had the Member experienced a Termination of Employment other than for death on the date of the Member’s death.
     5.7 Forfeiture of Accrued Benefit. Notwithstanding any other provision of the Plan to the contrary, the Member’s entire Accrued Benefit (whether or not then vested) will be forfeited and not paid to the Member as set forth in this Section 5.7.
     (a) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, the Member’s entire Accrued Benefit (whether or not then vested) will be forfeited and not paid to the Member if the Member incurs a Termination of Employment by the Employer for Cause.
     (b) Violation of Conditions of Membership. Notwithstanding any other provision of the Plan to the contrary, in the event that the Administrative Committee or its delegate, in its sole and absolute discretion, has determined that a Member or former Member has violated any of the restrictive covenants set forth in Section 3.5:

     (i) To the extent not then already distributed, the individual’s entire Accrued Benefit (whether or not then vested) will be forfeited and not distributed in accordance with any other provision of this Plan, and
     (ii) To the extent then already distributed, the gross amount of any and all amounts received by the individual under the Plan will be forfeited and the individual will repay to the Employer an amount equal to such gross amount previously received plus interest. The amount of interest payable to the Employer shall be calculated based upon the rate of interest set forth in the definition of Actuarial Equivalent from the date (or dates) such amounts were originally paid to the individual until the date such amounts were repaid to the Employer.
     (c) Recovery of Costs and Fees. If a Member becomes subject to the provisions of Section 5.7(b) and if enforcement of such provisions requires the Employer to engage in legal action and if the Employer prevails in such action, then the Employer shall be entitled to recover applicable costs and attorney fees associated with such action from the Member or former Member.
     5.8 Facility of Payment. If at any time any distributee is, in the sole judgment and discretion of the Committee or its delegate, legally, physically, or mentally incapable of receiving the distribution payable to such distributee, the distribution may be paid to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee or its delegate’s sole judgment and discretion, will apply the distribution in the best interests of the intended distributee. Any payment made in accordance with the provisions of this Section shall be a complete discharge of any liability of the Employer for the making of such payment under the provisions of the Plan.
     5.9 Designation or Change of Beneficiary. Each Member shall designate one or more Beneficiaries and contingent Beneficiaries by filing a properly completed Beneficiary designation form with the Committee or its delegate. A Member may revoke or modify a Beneficiary designation in accordance with such rules and procedures established by the Committee or its delegate. The consent of the Member’s current Beneficiary shall not be required for a change of Beneficiary, and no Beneficiary shall have any rights under this Plan except as provided by such designation form. The rights of a Beneficiary who predeceases the Member shall immediately terminate upon the Beneficiary’s death. If a Member has not filed a valid Beneficiary designation (or if each of the Member’s Beneficiaries and contingent Beneficiaries predecease the Member), the Death Benefit with respect to the Member will be distributed to such Member’s surviving spouse if the Member is married on such Member’s date of death or to the Member’s estate if the Member is not married on the date of death. If a Beneficiary survives the Member but dies before distribution of the amounts to which such Beneficiary is entitled, the benefits will be paid to the contingent Beneficiaries designated in the Member’s Beneficiary designation form and if the Member has not designated any contingent Beneficiaries, such benefits will be distributed to the Beneficiary’s estate.
ARTICLE VI
AMENDMENT AND TERMINATION OF THE PLAN
     6.1 Sponsor’s Right to Amend or Terminate the Plan. The Sponsor may, in its sole discretion, at any time and from time to time amend in whole or part, any of the provisions of the

Plan or may terminate the Plan in whole, or with respect to any Member or any group of Members; provided that no such amendment or termination shall result in any acceleration of the payment of any Accrued Benefit except to the extent permitted under Section 1.3. Any such amendment shall be binding upon all Members and their Beneficiaries and all other parties in interest. Any amendment or termination of the Plan shall be evidenced in writing filed with the Plan documents maintained by the Sponsor.
     6.2 Restriction on Amendments. Except as otherwise required by law, no amendment may be made that reduces the amount of, or adversely effects the vesting or amount of payment with respect to, a Member’s Accrued Benefit, if any, determined as of the date of the amendment.
     6.3 Distribution upon Termination. Upon termination of the Plan, no further benefits shall accrue under the Plan. Payment of vested Accrued Benefits hereunder shall continue to be governed by the terms of the Plan as in effect on the date of termination, until distributed in accordance with the terms of the Plan. Notwithstanding the foregoing, the Sponsor in its sole discretion may provide for the distribution of all vested Accrued Benefits in the form of single lump sum payments as soon as practicable after the termination of the Plan; provided, however that any such distribution shall be permitted and effective only to the extent such would not result in amounts deferred under the Plan becoming subject to the Section 409A Penalties.
ARTICLE VII
PLAN ADMINISTRATION
     7.1 Authority and Responsibility of the Sponsor. The Sponsor shall have overall responsibility for the establishment, amendment and termination of the Plan.
     7.2 Composition and Responsibility of the Administrative Committee. Overall responsibility for the administration and operation of the Plan and for carrying out its provisions is delegated to the Administrative Committee. To the extent appointed by the Compensation Committee pursuant to Section 2.3, the members of the Administrative Committee shall remain in office at the will of the Compensation Committee and the Compensation Committee may from time to time remove any of said members with or without cause and shall appoint successors. Any member of the Administrative Committee may resign by delivering such member’s written resignation to the Compensation Committee and other members of the Administrative Committee, and such resignation shall become effective upon the date specified therein but not earlier that the date such written resignation is delivered. Any member of the Administrative Committee who is an officer, director or employee of the Employer shall automatically cease to be a member of the Administrative Committee on such member ceasing to be an officer, director or employee of the Employer. In the event of any vacancy in membership, the remaining members shall constitute the Administrative Committee with full power to act until said vacancy is filled.
     7.3 Powers of the Administrative Committee. In carrying out its duties, the Administrative Committee or its delegate shall have all powers necessary and absolute discretion in the discharge of the duties conferred thereon by the Plan or applicable law, including, without limitation, the following powers:

     (a) sole discretion and authority to control and manage the operation and administration of the Plan;
     (b) authorize one or more of its members or an agent to execute or deliver any instrument and make any payment on its behalf;
     (c) establish and modify the method of accounting for the Plan;
     (d) interpret and construe the provisions of the Plan, make findings of fact, correct errors, supply omissions, and compute or have computed the amount of benefits that shall be payable to any person in accordance with the provisions of the Plan;
     (e) establish and publish such rules and regulations for the administration of the Plan as are not inconsistent with the terms thereof;
     (f) employ and suitably compensate clerical employees and such accountants, attorneys, actuaries and other persons to render advice as it may deem necessary to the performance of its duties;
     (g) hear, review and determine claims for benefits;
     (h) keep records of elections, claims, and disbursements for claims under the Plan;
     (i) correct errors and make equitable adjustments for mistakes made in the administration of the Plan, specifically, and without limitation, to recover erroneous overpayments made by the Plan to a Member or Beneficiary, in whatever manner the Administrative Committee or its delegate deems appropriate, including suspensions or recoupment of, or offsets against, future payments due that Member or Beneficiary; and
     (j) perform any other acts that are necessary for the proper and efficient administration of the Plan.
     7.4 Administrative Committee Expenses. All reasonable expenses of the Administrative Committee or its delegate relating to its services under the Plan and all expenses of the Plan will be paid by the Employer.
     7.5 Information to be Supplied by Employer and Members; Notice. The Employer shall provide the Administrative Committee or its delegate with such data and information as it shall from time to time need or reasonably request in the discharge of its duties. Members shall furnish to the Administrative Committee such evidence, data or information as the Administrative Committee may request. The Administrative Committee or its delegate may rely conclusively on the information provided to it by the Employer or Member.
     Any notices required or permitted to be given hereunder shall be deemed given if directed to such address and mailed by regular United States mail. Neither the Administrative Committee, its delegate nor the Employer shall have any obligation or duty to locate a Member or Beneficiary. In the event that a Member or Beneficiary becomes entitled to a payment under this Plan and such payment is delayed or cannot be made for any reason, including because the current address according to the Employer’s records is incorrect, the amount of such payment, if and when made, shall be that determined under the provisions of this Plan without payment of any interest or earnings.
     7.6 Claims Procedures. A claim for benefits under the Plan shall be handled as follows:

     (a) Filing a Claim. Each individual who claims to be eligible for benefits under this Plan (a “Claimant”) may submit a written claim for benefits (a “Claim”) to the Administrative Committee or its delegate where the individual believes a benefit has not been provided under the Plan to such individual to which such individual is eligible. A Claim must be set forth in writing on a form provided or otherwise approved by the Administrative Committee or its delegate and must be submitted to the Administrative Committee or its delegate no later than six (6) months after the date on which the Claimant or other individual claims to have been first entitled to such claimed benefit.
     (b) Review of Claim. The Administrative Committee or its delegate shall evaluate each properly filed Claim and notify the Claimant of the approval or denial of the Claim within 90 days after the Administrative Committee or its delegate receives the Claim, unless special circumstances require an extension of time for processing the Claim. If an extension of time for processing the Claim is required, the Administrative Committee or its delegate shall provide the Claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Administrative Committee or its delegate received the claim).
     (c) Notice of Claim Denial. If a Claim is denied in whole or in part, the Administrative Committee or its delegate shall provide the Claimant with a written notice setting forth (i) the specific reasons for the denial, (ii) references to pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (iv) the Claimant’s right to seek review of the denial pursuant to subsection (d) below.
     (d) Review of Claim Denial. If a Claim is denied, in whole or in part, the Claimant shall have the right to (i) request that the Administrative Committee or its delegate review the denial, (ii) review pertinent documents, and (iii) submit issues and comments in writing, provided that the claimant files a written request for review with the Administrative Committee or its delegate within 60 days after the date on which the claimant received written notice from the Administrative Committee or its delegate of the denial. Within 60 days after the Administrative Committee or its delegate receives a properly filed request for review, the Administrative Committee or its delegate shall conduct such review and advise the Claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Administrative Committee or its delegate shall provide the Claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Administrative Committee or its delegate received the request for review). The Administrative Committee or its delegate shall inform the Claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

     (e) No Claimant or other individual may file any claim for benefits or request a review of a denial of any claim unless such person follows the provisions and timeframes of this Section. A Claimant or other individual shall not be entitled to bring any action in any court unless such person has exhausted such person’s rights under this Section by timely submitting a Claim and requesting a review of a decision with respect to such Claim.
     7.7 Determinations of the Administrative Committee. The determinations, interpretations, rules and decisions of the Administrative Committee or its delegate shall be final, binding and conclusive on the Employer and upon each Member, Beneficiary and each other person or party interested or concerned.
     7.8 Right to Settle Claims. The Sponsor may, at its own expense and in its sole discretion, settle any claim asserted or proceeding brought against the Administrative Committee or its delegate.
     7.9 Indemnification. The Employer shall indemnify and hold harmless the Administrative Committee or its delegate hereunder, and to the extent not otherwise provided, the Sponsor and each officer and employee of the Sponsor to whom are delegated duties, responsibility and authority with respect to the Plan (“Indemnified Persons”) against all claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses (specifically including, but not limited to, counsel fees, court costs, and other reasonable expenses of litigation), and liability of every kind, including amounts paid in settlement with the approval of the Sponsor, arising from any action or cause of action related to the Indemnified Person’s act(s) or omission(s) pertaining to the Plan, to the extent lawfully allowable and to the extent not paid for by liability insurance purchased or paid for by the Sponsor, excepting only expenses and liabilities arising out of the Indemnified Person’s own willful misconduct or gross negligence. The right of indemnification shall be in addition to any other legal rights to which the Indemnified Person may be entitled. The liabilities and expenses against which the Indemnified Person shall be indemnified hereunder by the Employer shall include, without limitation, the amount of any settlement or judgment costs, legal counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against the Indemnified Person or settlement thereof.
ARTICLE VIII
MISCELLANEOUS
     8.1 Action of the Compensation Committee. All actions herein required to be taken by the Sponsor shall be taken by the Compensation Committee or by such person or persons to whom the Compensation Committee has delegated authority.
     8.2 Adoption by a Related Company. Any Related Company, with the consent of the Sponsor and under such terms and conditions as the Sponsor may prescribe, may, by written resolution of its own board of directors, adopt the Plan and thereafter become an Employer hereunder. By its adoption of the Plan and participation therein, each Employer agrees to be bound by the terms of the Plan, as amended from time to time. Any such Employer may, by resolution of its board of directors, withdraw from the Plan as of any date upon ninety (90) days advance written notice to the Committee. If such an Employer shall cease to exist, it shall automatically be withdrawn from participation in the Plan unless a successor organization adopts the Plan in accordance with this Section.
     8.3 Establishment of Trust. All Accrued Benefits shall be maintained on the Employer’s books and records as a liability of the Employer; provided, however, that the Employer shall be under no obligation to segregate any assets for the payment of such liabilities. The Employer may for its convenience create reserves, funds and/or establish a “rabbi trust” to hold assets and provide benefits under the Plan; provided, however, that such trust shall not include any assets that are outside the reach of the Employer’s general unsecured creditors. Payment of benefits that are payable under the Plan may be made by the Employer, on behalf of the Employer by such a trust or through a service or benefit provider to the Employer or such trust. To the extent any Plan benefits are paid from such a trust or service or benefit provider, such benefits shall be treated as paid by the Employer.
     8.4 Unfunded Obligation. The Employer’s obligation under this Plan shall be an unfunded and unsecured promise to pay benefits when due and payable in accordance with the terms of this Plan. No Member, Beneficiary or any other person shall have any right, title or interest whatsoever in or to, or any preferred claim in or to, any specific assets of the Employer, including any assets that may be placed in trust or otherwise used by the Employer to aid in the payment of benefits described in the Plan. To the extent that any person acquires a right to receive benefits under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Employer. Nothing contained in this Plan shall be deemed to create a trust of any kind for the benefit of the Members or create any fiduciary relationship between the Employer and the Members or their Beneficiaries.
     8.5 Taxes. The Employer shall make provision for the reporting and withholding of any federal, state or local income and payroll taxes that may be reasonably estimated by the Employer as required to be withheld from the benefits payable pursuant to the terms of the Plan or from other compensation payable to the Member by the Employer and shall pay amounts withheld to the appropriate taxing authorities.
     8.6 No Employment Guarantee. Neither the establishment of the Plan, any modification thereof, the creation of any fund or account, nor the payment of any benefits under the Plan shall be construed as giving to any Member or other person any legal or equitable right against the Compensation Committee, Administrative Committee or any delegate thereof hereunder, or the Employer except as provided herein. Under no circumstances shall the maintenance of this Plan constitute a contract of employment or shall the terms of employment of any Member be modified in any way or affected hereby. Accordingly, membership in the Plan shall not give any Member a right to be retained in the employ of the Employer nor shall it derogate from the rights of the Employer to discharge any Member at any time without regard to the effect of such discharge upon such individual’s rights as a Member in the Plan.
     8.7 No Rights Under Plan Except as Set Forth Herein. Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

     8.8 Benefits Under Plan Not Taken into Account for Other Benefits. Benefits payable to any person under the Plan shall not be taken into account in computing the amount of salary or compensation of the person for purposes of determining any pension, retirement, death, or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Employer, except as such other plan shall otherwise expressly provide, or (b) any agreement between the Employer and the person, except as such agreement shall otherwise expressly provide.
     8.9 Nonalienability. Except as otherwise provided herein, the benefits provided under the Plan shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntary or involuntary, and any attempt to cause such benefits to be subjected shall be void, except to the extent as may be required by applicable law.
     8.10 Entire Agreement. This Plan forms the entire agreement among the Employer and its employees with respect to the subject matter contained in this Plan and, except as otherwise provided herein, shall supersede all prior agreements, promises, understandings and representations regarding the benefits described herein, whether in writing or otherwise.
     8.11 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine and neuter, and the feminine or neuter the masculine, and terms in the singular shall be deemed to include the plural, and the plural the singular.
     8.12 Headings. The headings used in the Plan are for convenience only, shall not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Plan. All provisions of the Plan shall be construed as if no captions had been used in the Plan.
     8.13 Governing Law. The Plan shall be construed and enforced according to the laws of the State of Delaware, to the extent not preempted by federal law.
     8.14 Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan shall be construed and enforced as if such provisions had not been included herein.
     IN WITNESS WHEREOF, the Sponsor has caused this document to be executed this 31st day of July, 2006.

USEC Inc.

By:	/s/ Lance Wright

Its:	SVP, Human Resources & Admin.

Schedule A
As provided in Section 3.1, the Members shall be those key management employees, officers or highly compensated employees of the Employer selected on an individual basis from time to time in the sole discretion of the Compensation Committee, based on such criteria as the Compensation Committee deems appropriate, as Members eligible to participate in the Plan. Effective April 24, 2006, Members in the Plan are:
John K. Welch (See Schedule B)
Robert Van Namen
Timothy B. Hansen
W. Lance Wright

A-1

Schedule B
As permitted under Sections 2.6 and 5.1, the following provisions shall be substituted for the otherwise applicable provisions of the Plan.
For John K. Welch:
1. Section 2.6. “Benefit Commencement Date” means, with respect to Mr. Welch, the first of the month coincident with or next following the later of (i) the date on which Mr. Welch attains age 60 or (ii) the date that Mr. Welch incurs a Termination of Employment.
2. Section 5.3(a). On or After Normal Retirement Date. For purposes of determining the amount of a Mr. Welch’s Retirement Benefit payable on a Benefit Commencement Date that is on or after his Normal Retirement Date, Mr. Welch’s Final Benefit Objective is determined under the following schedule, without interpolation:

Years of Service	Final Benefit Objective
Less than 5	0%
At least 5 but less than 7	30% of Final Average Pay
At least 7 but less than 10	40% of Final Average Pay
10 or more	50% of Final Average Pay
3. Section 5.3(b). Before Normal Retirement Date. For purposes of determining the amount of Mr. Welch’s Retirement Benefit payable on his Benefit Commencement Date where his Termination of Employment is prior to his Normal Retirement Date, Mr. Welch’s Final Benefit Objective is first determined under subparagraph (a) above, then subsequently reduced by one-quarter of one percent (0.25%) for each full month that his Benefit Commencement Date precedes his Normal Retirement Date.
4. Section 5.3(d). Change in Control. Notwithstanding the provisions of subparagraphs (a), (b) or (c) above, in the event that Mr. Welch’s Termination of Employment occurs under circumstances entitling him or her to severance benefits that would not otherwise be payable absent a change in control as defined in his change in control agreement, Mr. Welch’s Final Benefit Objective shall be no less than 20% of Final Average Pay.
5. Section 5.3(e). Death or Disability. Notwithstanding the provisions of subparagraphs (a), (b) or (c) above, in the event that Mr. Welch’s Termination of Employment is due to his death or Disability, Mr. Welch’s Final Benefit Objective shall be no less than 20% of Final Average Pay.

B-1

USEC Inc.
2006 Supplemental Executive Retirement Plan
Participation Agreement
Name:                                                              (“Executive”)
Participation Date:                                                            (“Participation Date”)
Date of Hire:
Date of This Agreement:
     This participation agreement (“Agreement”) is between USEC Inc. (the “Company”) and the Executive, an executive or key employee of the Company. To the extent not defined in this Agreement, each capitalized term herein shall have the same meaning given such term under the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “Plan”), as amended from time to time.
     RECITALS:
     The Company has adopted the Plan and by this Agreement the Executive is hereby offered the opportunity to participate in the Plan effective on the Participation Date; and
     Executive acknowledges and understands that a condition of the Company’s offer to the Executive to participate in the Plan and make benefits available to the Executive under the Plan is that the Executive must agree to the provisions regarding the use of confidential information, non-competition and non-solicitation embodied herein and as set forth within Section 3.5 of the Plan; and
     Benefits will not be provided to the Executive under the Plan and the Company’s offer to the Executive to participate in the Plan will not be given any effect if the Executive declines to enter into and execute this Agreement; and
     The Executive understands and agrees that all benefits under the Plan will be subject to forfeiture and recapture if the Executive violates this Agreement or the applicable provisions of the Plan and understands and agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Agreement;
     AGREEMENT:
     1. “At Will” Employee. Nothing herein shall operate or be interpreted so as to alter the Executive’s employment status with the Company, which shall be, except to the extent the Executive otherwise has an agreement with the Company regarding the Executive’s employment, that of an “at will” employee of the Company.
     2. Participation. The Executive shall become a participant in the Plan effective on the Participation Date upon execution of this Agreement by both the Executive and the Company.

B-1

     3. Conditions to Participation. As a condition of participation the Plan and in exchange for the opportunity to accrue and receive benefits from the Company under the Plan, the Executive agrees to the following:
     a. Confidentiality. The Executive expressly acknowledges and agrees that by virtue of his or her employment with the Company, the Executive will have access to and will use in the course of the Executive’s duties certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its affiliates (“Confidential Information”) and that Confidential Information constitutes trade secrets and confidential and proprietary business information of the Company, all of which is the exclusive property of the Company. Accordingly, the Executive will not at any time during or after the Executive’s employment with the Company disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its affiliates, any Confidential Information, provided that the foregoing shall not apply to information that is not unique to the Company or any of its affiliates or that is generally known to the industry or public other than as a result of the Executive’s breach of this covenant. The Executive agrees that upon termination of employment with the Company for any reason, the Executive will immediately return to the Company all Confidential Information and all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its affiliates, except that the Executive may retain personal notes, notebooks and diaries. The Executive further agrees that the Executive will not retain or use for the Executive’s account or for any other person or entity at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its affiliates.
     b. Non-Solicitation and Non-Competition. The Executive expressly agrees that the Executive shall not, at any time during the period of Membership under the Plan and for a period of two years thereafter, (a) engage or become interested as an owner (other than as an owner of less than 5% of the stock of a publicly owned company), stockholder, partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with any business conducted by the Company or any of its affiliated companies during the period of Membership under the Plan or as of the date of the Executive’s Termination of Employment, as applicable or (b) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any person who was an employee or consultant of the Company within two (2) years prior to the Executive’s date of Termination of Employment.
     4. Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of any provision of this Agreement, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this

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Agreement, and Executive hereby waives any requirement that the Company post any bond in connection with any such injunction.
     5. Forfeitures. In the event of a breach of the restrictions in this Agreement by Executive, Executive expressly agrees that the Executive’s entire Accrued Benefit under the Plan, whether or not previously distributed to Executive, will be subject to forfeiture and recoupment as provided in this paragraph. Executive agrees that any of the Executive’s Accrued Benefit not yet distributed will not be provided to the Executive or any other person or entity and instead will be forfeited. To the extent already distributed, Executive agrees that the gross amount of any and all amounts previously received by the Executive under the Plan will be forfeited and the Executive agrees that Executive will repay to the Company an amount equal to such gross amount previously received by the Executive plus interest at based upon the Moody’s Aa daily bond rate as of the date (or dates) such amounts were originally paid to the Participant plus seventy-five (75) basis points until the date such amounts are repaid to the Company. If the Company is required to commence legal action to collect any amounts under this paragraph and if the Company prevails in such action, then Executive agrees that the Company shall be entitled to recover applicable costs and attorney fees associated with such action from the Executive.
     6. Acknowledgement.
          a. Executive acknowledges receipt of a copy of the Plan.
          b. Executive acknowledges and agrees that each of the provisions of this Agreement, specifically including paragraphs 3, 4, and 5, are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; and that they will not prevent him or her from earning a livelihood in the Executive’s chosen business and are not an undue restraint on the trade of the Executive, or any of the public interests which may be involved because the Executive would be able to obtain employment with companies whose businesses are not competitive with those of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company.
     7. Blue Pencil. The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law without any affect on any other provisions hereof. The parties further agree that the Company’s rights under paragraph 5 should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided therein or if the arbitrator or court deems equitable relief to be inappropriate.
     8. Survival. The provisions of this Agreement shall survive the cessation of the Executive’s employment with the Company and shall be fully enforceable thereafter.
     9. Headings. The headings used in this Agreement are for convenience only, shall not constitute a part of the Agreement, and shall not be deemed to limit, characterize, or affect in any way any provisions of the Agreement. All provisions of the Agreement shall be construed as if no captions had been used in the Agreement.

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     10. Governing Law. The Agreement shall be construed and enforced according to the laws of the State of Maryland, to the extent not preempted by federal law.
     11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile signatures of the parties shall be deemed to be their original signatures for all purposes.
     IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Agreement as of the date and year above indicated.

USEC INC.

By:

Its:

EXECUTIVE

(Executive)

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